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Exhibit 10.22

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of this 4th day of February 2004 (the "Effective Date"), by and between CYPRESS BIOSCIENCE, INC., a Delaware corporation (the "Company") and Denise Woolard (the "Employee").

        WHEREAS, the Company desires to employ the Employee in an executive capacity as Vice President of Business and Legal Affairs and Secretary on the terms and conditions set forth herein and the Employee is willing to accept and undertake such employment.

AGREEMENT

        NOW THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and the Employee agree as follows:

ARTICLE 1

EMPLOYMENT; TERM; DUTIES

        1.1    Employment.    Upon the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts continued employment, as Vice President of Business and Legal Affairs and Secretary ("Vice President") of the Company.

        1.2    Term.    Unless sooner terminated as provided in Article 5 hereof, the Employee's employment hereunder shall be for a term commencing on the Effective Date and ending on February 4, 2006, subject to automatic renewal for one year periods following February 4, 2006, unless written notice has been provided by either party at least 75 days prior to the date of such automatic renewal (a "Non-Renewal Notice"). Notwithstanding anything herein to the contrary, either party may terminate the Employee's employment under this Agreement at any time, with or without Cause, subject to the terms and conditions of Article 5 herein. The actual term of employment hereunder, giving effect to any early termination of employment under Article 5 hereof, is referred to as the "Term."

        1.3    Duties.    During the Term, the Employee shall perform such executive duties for the Company and for its subsidiaries, consistent with her position hereunder and as typically associated with the duties of a Vice President of a publicly-held corporation and as reasonably may be assigned to her from time to time by the Board and the Chief Executive Officer of the Company. Except as contemplated by Section 1.5, the Employee shall devote her entire business time, attention and energies to the performance of her duties hereunder.

        1.4    Exclusive Agreement.    The Employee represents and warrants to the Company that she is not a party to any agreement or arrangement, whether written or oral, in effect which would prevent the Employee from rendering the services contemplated hereunder to the Company during the Term.

        1.5    Other Activity.    Notwithstanding the foregoing, subject to her fiduciary duties to the Company under applicable law, the Company acknowledges and understands that the Employee may serve as a director of other companies not in competition with the Company by providing prior written notice to the Company; provided, however, that the performance of such services shall not restrict or limit in any manner the Employee's ability to perform her duties hereunder.

        1.6    Insurance.    The Company shall obtain, and shall use its commercially reasonable best efforts to maintain during the Term, Director's and Officer's Insurance and Product Liability Insurance

policies, with full defense coverage of at least $10,000,000 for each, respectively, with regard to all actions undertaken by the Employee in her capacity as an officer and employee of the Company.

ARTICLE 2

COMPENSATION

        2.1    Base Salary.    For all services rendered by the Employee hereunder and in consideration of all covenants and conditions undertaken by her pursuant to this Agreement, the Company shall pay the Employee an annual base salary ("Base Salary") of $225,000 per year in equal semi-monthly installments, and which shall be increased if there is an across the board increase in base salary for other executive officers. In addition, each year during the Term, the Board shall review the Base Salary with a view to determining whether it would be appropriate to increase such Base Salary. The annual Base Salary payable to the Employee hereunder, as it may be so increased, thereafter shall constitute the "Base Salary". If the first or last month of the Term is not a full calendar month, then any calculation of Base Salary for such period shall be prorated for the number of days in such months during which the Employee was employed.

        2.2    Bonuses.

        (a)   In addition to the Base Salary, for the year 2004, the Employee shall be paid a minimum cash bonus equal to 25% of Employee's Base Salary on the date such bonus is payable, which shall be within 45 days of December 31, 2004, payable in a lump sum ("Minimum Bonus"). This Minimum Bonus shall be the minimum amount payable to the Employee for services provided in 2004.

        (b)   In addition to the Base Salary, the Employee may be eligible for cash bonuses (the "Bonus Amount") based on the performance of the Employee during a fiscal year, as evaluated by the CEO and the Board in their sole discretion. It is acknowledged and agreed that the determination and the payment of the Bonus Amount to the Employee shall be at the sole discretion of the Board which may consider, among other matters, the financial condition of the Company at the time. In exercising its discretion pursuant to this subsection, the Board shall act in a manner at least as favorable to the Employee as governs the award of bonuses to other executive officers and key employees of the Company.

        2.3    Deductions.    The Company shall deduct from the compensation described in this Section 2 any Federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or city laws, rules or regulations.

ARTICLE 3

BENEFITS

        3.1    Benefits.    During the Term, the Employee shall be entitled to participate in such compensation and incentive plans and group life, health, accident, disability and hospitalization insurance plans, pension plans and retirements plans as the Company may make available to its other executive officers.

        3.2    Life Insurance.    The Company agrees that it will provide the Employee with life insurance policy or policies in amounts at least as favorable to the Employee as governs the other executive officers, subject to availability of such insurance at commercially reasonable costs and the mutual agreement of the Company and the Employee as to the type and nature of the policies.

        3.3    Expenses.    The Company agrees that the Employee is authorized to incur reasonable and customary expenses in the performance of her duties hereunder, including travel and entertainment costs, and upon presentation of appropriate documentation thereof, the Company promptly shall pay or reimburse the Employee for such reasonable expenses. In the event that any reimbursement by the Company of expenses of the Employee hereunder is deducted by the Company, and results in additional taxes due and payable by the Employee, the Company shall pay to the Employee an additional sum equal to the amount of such additional tax liability of the Employee.

        3.4    Vacations.    During each full year of the Term, the Employee shall be entitled to four (4) weeks of paid vacation, to be taken at times determined by the Employee which are mutually agreeable with the Company and which do not unreasonably interfere with the performance of her duties hereunder.

ARTICLE 4

STOCK OPTIONS

        4.1    Stock Options.

        (a)   Upon the date this Agreement is signed by both parties, and pursuant to the terms of the Company's 2000 Equity Incentive Plan (the "Plan"), the Employee will be granted a stock option to purchase 100,000 shares of the Company's common stock (the "Option"). The Option will be governed by and granted pursuant to a separate stock option agreement and the Plan. The exercise price per share of the Option will be equal to the fair market value of the common stock of the Company on the date of grant, as required by, and consistent with the Plan. The Option will be subject to vesting ratably and daily over four years so long as the Employee provides Continuous Service (as such term is defined in the Plan) to the Company. For purposes of this Agreement, the Option and all other stock options or stock awards granted to the Employee during the Term shall be referred to as the "Options".

        (b)   In the event of a termination (as described in Article 5), and except as otherwise provided in Section 4.1(c) and 4.1(d) hereof, all Options which have not vested as of the Termination Date shall cease vesting and shall be cancelled as of the Termination Date. All vested Options shall be cancelled 90 days after the Termination Date.

        (c)   Upon the Employee's death or Disability (as defined in Section 5.1 below), all rights under such Options shall transfer to the Employee's designated beneficiary. All Options shall be cancelled 90 days after the Employee is terminated due to Disability. In the event of the Employee's death, the Employee's legal representatives shall have 180 days following the Termination Date to exercise the Options before they are cancelled.

        (d)   The Company may grant the Employee options to purchase the Company's common stock in addition to the Options at such times and on such terms as may be decided from time to time by the Board, in its sole discretion.

ARTICLE 5

DEATH, DISABILITY; TERMINATION

        5.1    Death; Disability.    The Employee's employment hereunder shall terminate upon her death or, at the election of the Company, by written notice to the Employee if the Employee becomes Disabled (as such term is hereinafter defined). In the event of a termination of the Employee's employment for death or disability, the Company shall pay the Employee (or her legal representatives, as the case may be) all earned and unpaid wages and accrued vacation.

        For the purposes of this Agreement, the Employee shall be deemed to be "Disabled" or have a "Disability" if as a result of the occurrence of mental or physical disability during the Term she has been unable to perform her duties hereunder for six consecutive months or 180 days in any 12 consecutive month period, as determined in good faith by the Board; provided, however, that if the Employee develops a mental or physical disability during the Term, and it is determined, in the reasonable professional judgment of an independent, objective and qualified medical expert in the field of such disability, that the Employee will be unable to perform her duties hereunder and that such disability will continue for six consecutive months or 180 days in any twelve (12) consecutive month period, then the Company shall be permitted to terminate the Employee's employment immediately.

        The date of any termination of employment under this Section 5.1 or Sections 5.2, 5.3, 5.4 or 5.5 is referred to herein as the "Termination Date."

        5.2    Termination of Employment by Employee.

        (a)   Notwithstanding any provision to the contrary herein, unless otherwise provided herein or unless otherwise provided by law, the Employee at any time, upon 30 days' written notice to the Company, may terminate her employment by the Company hereunder. Except as otherwise provided in Section 5.2(b) below, the Company shall not be liable to the Employee for the payment of any amount on such termination.

        (b)   In the event that the Employee terminates her employment as Vice President following (i) an uncured material breach of this Agreement by the Company, (ii) the occurrence the relocation of the Company's executive offices or principal business location to a point more than 30 miles from the San Diego, California area, (iii) any uncured action by the Board or direction given by the Board to the Employee that is contrary to applicable law or accounting standards or constitutes an unethical business practice, or (iv) a demotion or the occurrence of a material reduction in the Employee's authority, functions or responsibilities as Vice President without her consent, then such termination by the Employee shall be deemed for all purposes, including for purposes of severance payments and benefits provided under Section 5.4 hereof, to be a termination by the Company of the employment of the Employee hereunder without cause pursuant to Section 5.4. The Company shall have 30 days following receipt of written notice by the Employee to the Company of the material breach described in items (i) and (iii) above, setting forth in reasonable detail the matter constituting such breach, to cure such breach.

        5.3    Termination of Employment With Cause.    In addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to the Employee, to immediately terminate her employment hereunder if the Employee (a) evidences a pattern of willful breach in any material respect of any material provision of this Agreement or a pattern of willful violation of any reasonable policies or orders of the CEO or the Board and such pattern of willful breach or violation does not cease within 30 days after the Employee's receipt of written notice thereof from the Board setting forth in reasonable detail the matters constituting such pattern,, (b) the Employee's commission of an act that materially injures the business of the Company; (c) the Employee's conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company, (d) the Employee's engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of Article 6 hereof or the Employee's Proprietary Information and Inventions Agreement with the Company; or (e) the Employee's commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the CEO or the Board to be so used or appropriated.

        5.4    Termination of Employment Without Cause or for Non-Renewal.

        (a)   Notwithstanding any provision to the contrary herein and unless otherwise provided by law, the Company, at any time upon 30 days' written notice to the Employee, in its sole and absolute discretion and for any or no reason, may terminate the employment of the Employee as Vice President hereunder without cause. In such event, if the Company issues the Employee a Non-renewal Notice, or if the Agreement expires and the Employee is not rehired, then upon the Employee furnishing the Company with a Release and Waiver of Claims in a form acceptable to the Company, the Company shall pay the Employee an amount equal to the following: (a) if such event occurs within 12 months following the Effective Date, a lump sum equal to twelve months of the Base Salary, (b) if such event occurs after 12 months following the Effective Date and within 26 months following the Effective Date, a lump sum equal to nine months of the Base Salary and (c) if such event occurs after 26 months following the Effective Date, a lump sum equal to six months of the Base Salary, subject to Section 5.5 if the termination occurs in connection with a Change in Control.

        (b)   In the event that the employment of the Employee hereunder is terminated by the Company without cause, a portion of all unvested Options shall vest immediately upon the Termination Date as follows: (a) if such event occurs within 12 months following the Effective Date, the unvested Options that would have vested in the 12 month period following such Termination Date, (b) if such event occurs after 12 months following the Effective Date and within 26 months following the Effective Date, the unvested Options that would have vested in the nine month period following such Termination Date and (c) if such event occurs after 26 months following the Effective Date, the unvested Options that would have vested in the 6 month period following such Termination Date.

        (c)   In the event that the employment of the Employee hereunder is terminated by the Company without cause, the Company, at no cost to the Employee and for a period of 12 months from the Termination Date, shallcontinue to provide Employee and her family with all health insurance benefits under COBRA; provided that Employee elects and is eligible for continued coverage under COBRA.

        (d)   The Employee acknowledges that the payments referred to in Section 5.2 and this Section 5.4 constitute the only payments which the Employee shall be entitled to receive from the Company under this Agreement in the event of any termination pursuant to Section 5.2, 5.3 and this Section 5.4, and that except for such payments and such other obligations as are expressly provided herein the Company shall have no further liability or obligation to her under this Agreement.

        (e)   The Employee shall have no duty to mitigate damages in order to receive any severance payments and benefits provided in this Section 5.4.

        5.5    Change in Control.

        (a)   In the event Employee is terminated without cause during the period beginning one month before and ending 13 months following the effective date of a Change in Control, the Employee shall be paid a lump sum equal to 12 months of Base Salary and all Options shall immediately vest as provided in Section 5.4(b) and shall receive the benefits described in Section 5.4(b).

        (b)   For purposes of this Agreement, Change in Control means: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity's parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity's parent, cash or otherwise, and in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company's parent; or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 75% of the combined voting power entitled to vote in the election of directors of the Company; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

ARTICLE 6

INVENTIONS, NON-DISCLOSURE

        6.1    Non-Disclosure and Inventions.    As a condition of employment the Employee agrees to execute and abide by the Company's Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

        6.2    Return of Company Property.    Promptly upon the expiration or termination of the Employee's employment hereunder for any reason, the Employee shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or disclosing any of the foregoing information.

        6.3    Breach of Non-Disclosure Provision.    In the event that the Employee shall breach Section 6.2 hereof or any provision of the Proprietary Information and Inventions Agreement, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of Section 6. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not use as a defense thereto that there is an adequate remedy at law.

        6.4    Reasonable Restrictions.    The parties acknowledge that (a) the agreements in this Article 6 are essential to protect the business and goodwill of the Company, and (b) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

ARTICLE 7

ARBITRATION

        To ensure the rapid and economical resolution of disputes that may arise in connection with the Employee's employment with the Company, the Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Employee's employment, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services, Inc. ("JAMS") or its successor, under the then applicable rules of JAMS. The Employee acknowledges that by agreeing to this arbitration procedure, both the Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

ARTICLE 8

MISCELLANEOUS

        8.1    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributes and successors; provided, that the obligations of the Employee under this Agreement shall not be delegable by her.

        8.2    Notices.    All notices and other communications hereunder and all legal process in regard hereto shall be validly given, made or served if in writing, when delivered personally (by courier service or otherwise), or when actually received when mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other party in writing:

        If to the Company:

    Cypress Bioscience, Inc.
    4350 Executive Square Drive, Suite 325
    San Diego, CA 92121

    Attention: Chief Executive Officer

        If to the Employee:

    Denise Woolard
    12726 Via Cortina
    Del Mar, CA 92014

        8.3    Severability.    If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

        8.4    Waiver.    No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

        8.5    Entire Agreement.    This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and the Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. No representation, warranty, undertaking or covenant is made by either party hereto except as provided herein and any representations, warranties undertakings or covenants not set forth herein are specifically disclaimed. This Agreement does not constitute a commitment of the Company with regard to the Employee's employment, express or implied, other than to the extent expressly provided for herein.

        8.6    Amendment.    No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

        8.7    Authority.    The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

        8.8    Titles.    The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

        8.9    Applicable Law.    This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to principals relating to the conflicts of law.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CYPRESS BIOSCIENCE, INC.
	By:	/s/ JAY D. KRANZLER
	Its:	Chief Executive Officer
/s/ DENISE WOOLARD Denise Woolard

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  Exhibit 10.22
EMPLOYMENT AGREEMENT